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    RESOLVED, that Chaim Y. Edelstein be, and hereby is, retained as a consultant to the Company to provide corporate administration, marketing, store development and merchandising advice to the Company through January 31, 1996 and that as consideration for these services, he be paid a consulting fee of $50,000.00 per month on the first day of the month following each month of consulting services provided to the Company by Mr. Edelstein.

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